Exhibit 5.1

January 17, 2007	30375.00011

MxEnergy Holdings Inc.

595 Summer Road, Suite 300

Stamford, Connecticut 06901

Re:	MxEnergy Holdings Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to MxEnergy Holdings Inc., a Delaware corporation (“MXenergy”), and to the subsidiaries of MXenergy named on Schedules I and II hereto (each, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (File No. 333-138425) (the “Registration Statement”) filed by MXenergy and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by MXenergy of up to $190,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2011 (the “New Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the New Notes.

The New Notes and the Guarantees will be issued under an indenture, dated as of August 4, 2006 (the “Indenture”), among MXenergy, the Guarantors, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as registrar and paying agent. The New Notes and Guarantees will be offered by the Company in exchange for $190,000,000 aggregate principal amount of its outstanding Senior Floating Rate Notes due 2011 and the related guarantees of those notes.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Indenture;

(iii) the New Notes;

(iv)  the Guarantees;

(v)  the amended and restated certificate of incorporation of the Company and the amended and restated bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof (collectively, the “Company Charter Documents”);

(vi) the certificate of incorporation or corresponding formation document of each of the Guarantors listed on Schedule I hereto (such Guarantors are hereinafter referred to individually as a “Delaware Guarantor” and collectively as the “Delaware Guarantors”) and the bylaws of each of the Delaware Guarantors as presently in effect as certified by the Secretary of each Delaware Guarantor as of the date hereof;

(vii)  a certificate of the Secretary of State of the State of Delaware as to the incorporation and good standing of the Company under the laws of the State of Delaware as of January 17, 2007;

(viii) certificates of the Secretary of State of the State of Delaware as to the incorporation of each of the Delaware Guarantors under the laws of such entities’ state of incorporation; and

(ix) resolutions adopted by the Company’s and each Delaware Guarantor’s board of directors (or equivalent governing body), certified by the respective Secretary of the Company and each such Delaware Guarantor, relating to the execution and delivery of, and the performance by the Company and each of the Delaware Guarantors of its respective obligations under, the Transaction Documents (as defined herein).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Notes, the Guarantees and the Indenture are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents.”

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company and the Guarantors); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company and the Guarantors); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company and the Guarantors), enforceable against such parties (other than the Company and the Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and the Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

In addition, in rendering the opinions expressed below, we have relied solely (without independent investigation) upon the opinion of Ruden, McClosky, Smith, Schuster & Russell, P.A., which is attached as an exhibit to the Registration Statement, to establish: (i) that Total Gas & Electricity (PA), Inc. (the “Florida Guarantor”), a Florida corporation, is validly existing under the laws of Florida; (ii) that the execution, delivery and performance by the Florida Guarantor of the Transaction Documents will not violate its articles of incorporation or bylaws; and (iii) that the execution, delivery and performance by the Florida Guarantor of the Transaction Documents will not violate the laws of Florida or other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1.             When the New Notes have been duly authenticated by Law Debenture Trust Company of New York, in its capacity as Trustee, and duly executed and delivered on behalf of MXenergy as contemplated by the Registration Statement, the New Notes will be legally issued and will constitute valid and binding obligations of MXenergy enforceable against MXenergy in accordance with their terms.

2.             When (a) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly endorsed on the New Notes, the

Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

We are members of the Bar of the State of New York, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the State of New York and the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws).

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to MXenergy and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

SCHEDULE I

MxEnergy Capital Holdings Corp.
MxEnergy Capital Corp.
MxEnergy Gas Capital Holdings Corp.
MxEnergy Electric Capital Holdings Corp.
MxEnergy Gas Capital Corp.
MxEnergy Electric Capital Corp.
MxEnergy Inc.
MxEnergy Electric Inc.
MxEnergy Services Inc.
OnlineChoice Inc.
Infometer.com Inc.

SCHEDULE II

Total Gas & Electricity (PA), Inc.